UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2009

VWR Funding, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	333-124100	56-2445503
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1310 Goshen Parkway P.O. Box 2656 West Chester, PA	19380
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 431-1700

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 15, 2009, the Boards of VWR Funding, Inc. (“VWR Funding”) and its direct, wholly owned subsidiary, VWR International, LLC (“VWR International,” and together with VWR Funding, the “Companies”), elected Theresa A. Balog as Vice President and Controller. Ms. Balog will report to Gregory L. Cowan, the Companies’ Senior Vice President and Chief Financial Officer. Ms. Balog will be deemed the Companies’ principal accounting officer.

  Prior to joining the Company, Ms. Balog, 47, served as the Executive Director and Chief Accounting Officer for MSCI, Inc., a provider of investment decision support tools to investment institutions worldwide, from January 2008 until August 2009. From August 2002 until November 2007, she was the Vice President and Chief Accounting Officer for KeySpan Corporation, a gas distribution company serving New York City and Long Island, New York. Ms. Balog has served as a member of the Board of Directors of SBLI USA Mutual Life Insurance Company, Inc. since March 2009, and is the Vice Chairman of the SBLI Board’s Audit Committee and a member of its Finance and Investment Committee. She holds a Bachelor of Business Administration (with a concentration in Accounting) undergraduate degree from St. Mary’s College, Notre Dame, Indiana, and a Master of Science degree in Accounting from the University of Delaware.

  Under the terms of her current employment arrangement with the Company, Ms. Balog will receive an annualized base salary of $300,000, and a cash sign-on bonus of $203,517. Ms. Balog’s target cash bonus under the Company’s annual performance-based cash incentive compensation program, or Management Incentive Plan (“MIP”), will be 60% of her annualized base salary, and her 2009 MIP bonus is guaranteed at target. She also will be given the opportunity to purchase equity in the Companies’ indirect parent company, Varietal Distribution Holdings, LLC (“Holdings”) pursuant to Holdings’ 2007 Securities Purchase Plan, and she will be entitled to participate in the VWR International Nonqualified Deferred Compensation Plan and other compensation and benefits programs that are available to the Company’s executive officers generally.

Section 8 — Other Events

Item 8.01 Other Events.

On September 21, 2009, VWR Funding, Inc. (“VWR Funding”) made a permitted election to capitalize $2,670,000 and €945,000 of cash interest payable on its $353,335,000 10.75% and € 125,000,000 10.75% Senior Subordinated Notes due 2017 (together, the “Senior Subordinated Notes”), respectively, for the quarterly interest payment date ending on September 30, 2009. VWR Funding previously elected to capitalize $2,651,000 and €938,000 of cash interest payable on its Senior Subordinated Notes for the quarterly interest payment date ending on June 30, 2009. For subsequent quarterly interest payment dates through and including March 31, 2010, VWR Funding may make an election to capitalize up to approximately 28% per annum of the interest payable on such date by capitalizing such interest and adding it to the then outstanding principal amount of the Senior Subordinated Notes. In the absence of such an election for any interest payment date, all of the interest on the Senior Subordinated Notes will be payable in cash. The interest rate on the Senior Subordinated Notes does not change if VWR Funding makes an election to capitalize interest.

VWR Funding is electing to capitalize interest on the Senior Subordinated Notes at this time as an efficient and cost-effective method to enhance its liquidity and fund acquisition and investment opportunities.

Cautionary Note Regarding Forward-Looking Statements

This report contains forward-looking statements based on VWR Funding’s current expectations. Such forward-looking statements include those related to liquidity and future acquisition and investment opportunities, as well as all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. Many of the factors that will determine the outcome of the subject matter of this report are beyond VWR Funding’s ability to control or predict. VWR Funding does not undertake any obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VWR Funding, Inc.

Date: September 21, 2009

By: /s/ Gregory L. Cowan
Name: Gregory L. Cowan
Title: Senior Vice President and Chief Financial Officer